(d)(2)(G)(i)

AMENDED SCHEDULE A

     The Series of ING Investors Trust, as described in Section 1 of the Portfolio Management Agreement, to which Morgan Stanley Investment Management, Inc. shall act as Portfolio Manager is as follows:

ING Morgan Stanley Global Franchise Portfolio

ING Morgan Stanley Global Tactical Asset Allocation Portfolio

AMENDED SCHEDULE B

COMPENSATION FOR SERVICES TO SERIES

For the services provided by Morgan Stanley Investment Management, Inc. (“Portfolio Manager”) to the following Series of ING Investors Trust, pursuant to the attached Portfolio Management Agreement, the Manager will pay the Portfolio Manager a fee, computed daily and payable monthly, based on the average daily net assets of the Series at the following annual rates of the average daily net assets of the Series:

Series	Rate

ING Morgan Stanley Global Franchise Portfolio	0.65% on first $150 million; 0.55% on next $150 million; 0.45% on next $200 million; and 0.40% thereafter

ING Morgan Stanley Global Tactical Asset Allocation Portfolio	0.45% on the first $500 million of assets; and 0.40% on assets thereafter

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